Exhibit 10.6
INVESTOR RELATIONS CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (‘‘Agreement”) is made by and between Valley Forge Composite Technologies, Inc. (OTC BB: VLYF) (hereinafter referred to as the “Company’’ or “VLYF’’), and Hayden IR (hereinafter referred to as the “Consultant” or “HIR”).

EXPLANATORY STATEMENT

The Consultant affirms that it has successfully demonstrated financial and public relations consulting expertise, and possesses valuable knowledge, and experience in the areas of business finance and corporate investor/public relations.  The Company believes that the Consultant’s knowledge, expertise and experience would benefit the Company, and the Company desires to retain the Consultant to perform consulting services for the Company under this Agreement.

NOW, THEREFORE, in consideration of their mutual agreements and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in further consideration of the affixation by the parties of their respective signatures below, the parties agree as follows:

I.              CONSULTING SERVICES

1.1           HIR agrees that for a period of six (6) months commencing on February 16, 2012, the Consultant will reasonably be available during regular business hours to advise, counsel and inform designated officers and employees of the Company about the various industries and businesses in which VLYF is engaged, financial markets and exchanges, competitors, business acquisitions and other aspects of or concerning the Company’s business about which HIR has knowledge or expertise.

1.2           HIR shall render services to the Company as an independent contractor, and not as an employee.  All services rendered by HIR on behalf of the Company shall be performed to the best of HIR’s ability in concert with the overall business plan of the Company and the goals and objectives of the Company’s management and Board of Directors.

II.             SCOPE OF SERVICES/PROGRAMS/ACTIVITIES:

HIR will implement and maintain an ongoing proactive communications effort for VLYF with the general objective of expanding awareness among institutions, stockbrokers, sell-side analysts, and micro-cap portfolio/fund managers.  The program will be predicated on accurate, deliberate and direct disclosure and information flow from the Company and dissemination to the appropriate investor audiences.  Key information to be articulated to the investing public includes:

•	A better understanding of the addressable markets and end users, key business drivers (internal and external), and geographic expansion opportunities.

•	The extent of the Company’s product and service offerings, capital requirements, and time to market.

•	Establishing and articulating the key operating metrics that investors/shareholders should focus on to judge future performance.

•	Improve packaging and messaging of the investment opportunity through the presentation, corporate profile, and other shareholder communication.

•
Adequately expanding the investor audience with the proper constituents (institutions, retail brokers and analysts) who can purchase micro/small cap stocks which are illiquid with the goal of holding the position for at least one to three years.

1.             PROFESSIONAL INVESTMENT COMMUNITY AWARENESS

A.
Conference calls/meetings arranged by HIR with VLYF in select cities with executive management of VLYF.  Target cities at the minimum shall include New York, Baltimore/Washington Metropolitan area, Boston, Greenwich/Stamford, Dallas, San Antonio, Houston, Denver, Atlanta, Philadelphia, Phoenix/Scottsdale, Charlotte, Chicago, Minneapolis, Southern Florida, Southern California, San Francisco, St. Louis, and other select cities that express interest.  Our mutual goal is to optimize when and where possible a mix of meetings of approximately five to seven meetings in a single day and when possible to combine contacts to increase the number of participants at each meeting.  HIR at a minimum will commit to executing three (3) days of road shows per quarter.

B.	All interested parties will be continually updated of the Company’s progress via phone conversations and through our fax/e-mail list for news releases.

C.
HIR will screen all investment firms for upcoming financial conferences which would be appropriate for VLYF.  HIR will work through the proper channels with the goal of receiving investigations for management to present at those conferences which are relevant.

2.             SHAREHOLDER COMMUNICATIONS

A.
HIR will contact known key shareholders and prospective investors on a quarterly basis and gather perception / feedback for VLYF executive management capturing views and expectations of how the business is evolving and management’s execution relative to expectations.

B.	HIR will open dialogue, expand and update a database of known and potential shareholders and keep key investors informed once material developments are reported.

C.
HIR will during the first three months of this agreement, undertake an analysis of VLYF’s financials and all operating metrics in detail and keep updated on these metrics allowing interactions with new and current investors and articulating the necessary information to assist professionals in completing their due diligence.

D.
HIR shall handle investor requests for timely information fulfillment via the telephone and e-mail.  HIR will have a knowledgeable senior professional available during market hours to field and respond to all investor inquiries and update the shareholder database accordingly.  This is a time intensive service that allows management to focus on executing while showing the Company is shareholder friendly and proactive in its communication efforts.

E.
HIR will at the minimum provide same day fulfillment for all investor package requests received prior to 4:00 p.m. EST with next day fulfillment received after such time. Fulfillment will be provided electronically where possible and HIR will work with VLYF in developing any and all either printed or electronically developed approved investor materials.

F.
HIR shall assist VLYF with quarterly conference calls to accompany the re1ease of quarterly and annual financial results.  HIR will assist with scripting these calls and monitoring the continuity to ensure a smooth roll-out for investors.  HIR will further assist VLYF in working with third parties to facilitate any recorded and printed transcripts and 8-K filings as part of VLYF’s regulatory filing requirements.

I.
3.             THE FINANCIAL PRESS

A.
HIR will assist executive management in drafting and supporting VLYF in delivering complete press releases on all material as deemed by the Company to the investing public.  Executive Management and corporate counsel, when required by VLYF’s press release policy and procedure, will approve all press releases before they are sent to the wire.

B.	HIR has negotiated volume discounts with a top-tier wire service vendor and shall pass through those significantly discounted pricing plans on a wide range of services to VLYF.

C.
At Company’s discretion, HIR will disseminate news releases through a Broadcast Fax and/or electronic mail (e-mail) to our established database of financial professionals including:  special situation analysts, brokers, fund managers, individual investors, money managers; and current or prospective individual shareholders who are already invested or have an interest in VLYF.

4.             PUBLIC MARKET INSIGHT

Paramount to our collective efforts, HIR will discuss with executive management the importance of establishing conservative expectations and how various corporate actions may he perceived and impact the public market.  HIR has the capability to help assess acquisition candidates, discuss the financial impacts, in addition to the longer term implications.  We will assist executive management in understanding the life cycle of the financial markets and how VLYF is impacted directly and indirectly by different variables.  The Team at HIR leverages its collective expertise gained through representing over 200 public companies to help our clients understand expectations, valuations, perceptions, and investment methodologies utilized by investment professionals.  We believe this consulting aspect of our business is extremely valuable for management to optimize key opportunities and to avoid pitfalls.

III.            AGENDA:

FIRST 30 DAYS

A.
HIR shall undertake due diligence of VLYF to gain a deep understanding of the Company.  The due diligence shall include a review of the overall company, including an interview with key executive management with a goal of developing an understanding and analysis of the Company’s operations, business plans, financial forecasts, capital expenditure needs and cash flow projections, in addition to any acquisition and expansion plans.  HIR shall make itself available to VLYF to visit and tour company facilities during the first 30 days.  HIR shall on a continuing basis keep itself aware through analysis and discussion with executive management the key developments and progress of the financial progress of the Company.

B.
HIR shall create a two-page Corporate Profile, which clearly articulates the current business and financial position, as well as the strategy for future growth.  This is an important marketing piece for investors to quickly learn about the company.  This shall be updated each month at the minimum.  In the event of a material event this shall be updated at the time of public disclosure.

C.
HIR shall improve and update the Investor PowerPoint presentation.  HIR will incorporate proprietary research, feedback from conversations and meetings to improve the Investor PowerPoint and message delivery.  This shall be updated at least once per quarter.

D.	HIR shall incorporate the current investor list and past road show meetings into our data base in order to call through and gather interest level.

E.
HIR will initiate an outreach program targeting key investment professionals that will result in arranging conference calls and face-to-face investor meetings for management with such targeted investment professionals.

F.	HIR will publicly announce in conjunction with VLYF, the engagement of HIR.

G.	HIR shall in conjunction with VLYF’s executive management, identify key conferences for 2012 to attend.

H.	HIR shall in conjunction with executive management initiate introductions and lay the ground work for a non-deal road show within the first three months of this agreement.

MONTH 2

A.
HIR will where and when possible formalize a press release calendar for the coming three months with an emphasis on integrating and optimizing said releases into coherent and strategic themes.  HIR supported by VLYF’s executive management shall create, edit and release accordingly.

B.	HIR shall continue to make introductions, augment, and expand its outreach program to investment professionals while seeding and confirming meetings for road shows.

C.
HIR shall continue to target bankers, brokers, micro-cap fund managers, buy and sell side analysts, and very high net worth investors that follow companies with a similar sector-focus or financial profile as VLYF for introductions.  HIR shall on an ongoing basis continue this process so long as a relationship exists by and between HIR and VLYF.

D.
HIR shall execute in conjunction with executive management, a two-day road show consisting of not less than five one-on-one and/or group meetings with qualified investment professionals.  (During the meetings and/or conference calls a member of HIR will be available to facilitate the correspondence and assist with due diligence).  Management will be provided with a summary of feedback including HIR’s suggestions for improvements on both the context and delivery of the company’s story.

MONTH 3

A.	HIR shall continue to make additional introductions for investment professionals on behalf of the Company.

B.
HIR shall follow-up due diligence efforts to convert introductions to potential new shareholders.  Schedule conference calls if necessary and establish a pipeline of interest for next quarterly road show.

C.
HIR shall update the database to ensure that all press releases are being e-mailed to all interested professionals.  This includes the input of notes to keep track of all investor correspondence and reminder calls to all investor prior to earnings conference calls.

MONTHS 4-12

A.
HIR shall target brokerage firms who hold conferences which would be applicable for VLYF; establish a goal of having management present in at least two investor conference during the twelve month period.  We will also seek to have the Company be included in “sell-side” sponsored investor tours in the U.S.

B.
HIR shall target newsletter editors and publishers for a “Buy Recommendation”.  Focus on Business Publications for appropriate stories on VLYF’s products, competitive advantages and value proposition to investors;

C.	HIR shall book formal Road Shows each quarter, preferably just after earnings are released and try to tie these with participation in conferences and positive news announcements;

D.	HIR shall schedule conference calls with interested investors outside of easy to reach cities.

HIR shall provide progress reports to senior management when appropriate to evaluate achievements and make changes to the plan where necessary.  We schedule weekly calls to update management on our efforts and download from management any corporate events.  Many of the above items will occur simultaneously but certain items will have chronological priority over others.  As VLYF evolves, the appropriate approach to the market will be incorporated into the agenda for optimal results.

IV.           TERM

This agreement shall remain in effect for a period commencing on the Effective Date and terminating twelve months from the Effective (the “Term”) Date.  In the event that HIR commits any material breach or violation of the provisions of this Agreement, then, the Company has the right to terminate this Agreement any time during the Term.  In the event that HIR does not meet its deliverables as described in this agreement for the first six months, VLYF has the right at its option to terminate this agreement in the sixth month.  In the event of the early termination of such agreement by VLYF, all unearned restricted shares shall be cancelled.  VLYF warrants that it will provide its best efforts in complying with HIR in the performance of its duties and obligations and to not unreasonably withhold information or access of VLYF’s executive management which could cause HIR to not fulfill it duties under its obligations herewith.

V.            COMPENSATION

Regarding compensation, it is our intention to propose parameters that are mutually acceptable to both VLYF and HIR in order to accomplish our collective mission.  Based on a commitment of resources necessary to perform successfully on behalf of VLYF for a minimum period of 6 months, Hayden IR proposes the following compensation terms:

Cash and Equity – Fees and Performance-Based Bonuses

A.	Cash: Monthly cash retainer fee of $6500 will be paid to HIR in advance per invoice for services each month for the period from February 16, 2012 until August 16, 2012.

B.
Equity:  100,000 warrants at a price of $0.60/share, 50,000 will vest immediately with the remaining 50,000 vesting after the first six months.  These will carry Three year expiration and a cashless exercise provision.

Expenses:  Only pre-approved expenses that would ordinarily be incurred by the Client will be billed back on a monthly basis.  Applicable reimbursements would include:  creation, printing and postage for investor packages, fees for news wire services, and fees for fax-broadcasting news releases.  Any packages requiring additional photocopying/printing will be billed back to the Client at cost (with no mark-up).  Any extraordinary items, such as broker lunch presentations, air travel, hotel, ground transportation or media campaigns, etc. shall be paid by the Client, only with Client authorization prior to incurring any expenses.

VI.           PRIOR RESTRICTION

HIR represents to the Company that it is not subject to, or bound by, any agreement which sets forth or contains any provision, the existence or enforcement of which would in any way restrict or hinder HIR from performing the services on behalf of the Company that HIR is herein agreeing to perform.  Neither HIR not any consultant it utilizes in connection with the services provided to Company shall provide any representation to a competitor of Company during the term of this Agreement (including any extensions thereof) and for a period of one year thereafter.

VII.          ASSIGNMENT

This Agreement is personal to HIR and may not be assigned in any way by HIR without the prior written consent of the Company.  Subject to the foregoing, the rights and obligations under this Agreement shall inure to the benefit of, and shall be binding upon, the heirs, legatees, successors and permitted assigns of HIR, and upon the successors and assigns of the Company.

VIII.        CONFIDENTIALITY

Except as required by law or court order, HIR will keep confidential any trade secrets or confidential or proprietary information of the Company which are now known to HIR or which hereinafter may become known to HIR and HIR shall not at any time directly or indirectly disclose or permit to be disclosed any such information to any person, firm, or corporation or other entity, or use the same in any way other than in connection with the business of the Company and in any case only with prior written permission of VLYF.  For purposes of this Agreement, “trade secrets or confidential or proprietary information” includes information unique to or about the Company including but not limited to its business and is not known or generally available to the public.

HIR shall return to Company all information and property of Company promptly upon termination or expiration of this Agreement.  This includes but is not limited to, shareholder lists, investor packages, annual reports, annual budgets, and any other documentation that was generated by or for VLYF during our contractual engagement.

IX.           GOVERNING LAW; VENUE; DEFAULT

9.1           This Agreement shall be governed by the laws of the Commonwealth of Kentucky, without regard to its conflict of law provisions.  Any claim or controversy arising under or related to any of the provisions of this Agreement shall be brought only in the state or federal courts sitting in Kentucky.  Each of the parties hereto consents to the jurisdiction of the aforementioned courts and agrees not to raise any objections to the laying of venue therein including, without limitation, any claim of forum non conveniens.

9.2           In the event that HIR commits any material breach of any provision of this Agreement, as determined by the Company in good faith, the Company may, by injunctive action, compel HIR to comply with, or restrain HIR from violating, such provision, and, in addition, and not in the alternative, the Company shall be entitled to declare HIR in default hereunder and to terminate this Agreement and any further payments hereunder.  HIR agrees to indemnify, hold harmless and defend the Company, its directors, officers, employees and agents from and against any and all claims, actions, proceedings, losses, liabilities, costs and expenses (including without limitation, reasonable attorneys’ fees) incurred by any of them in connection with, as a result of and/or on behalf of the Company whether in connection with HIR’s performance of its obligations and/or rendering of services pursuant to this Agreement or otherwise.

9.3           Since HIR must at all times rely upon the accuracy and completeness of information supplied to it by the Company’s officers, directors, agents, and employees, the Company agrees to indemnify, hold harmless, and defend HIR, its officers, agents, and employees at the Company’s expense, against any proceeding or suit which may arise out of and/or be due to any material misrepresentation in such information supplied by the Company to HIR (or any material omission by the Company that cause such supplied information to be materially misleading).

X.             SEVERABILITY AND REFORMATION

If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and shall not be affected by the illegal, invalid, or unenforceable provision, or by its severance; but in any such event this Agreement shall be construed to give effect to the severed provision to the extend legally permissible.

XI.           NOTICES

Any notices required by this Agreement shall (i) be made in writing and delivered to the party to whom it is addressed by hand delivery, by certified mail, return receipt requested, with adequate postage  prepaid, or by courier delivery service (including major overnight delivery companies such as Federal Express and Airborne), (ii) be deemed given when received, and (iii) in the case of the Company, be mailed to its principal office at 50 East River Center Boulevard, Suite 820, Covington, KY 41011, and in the case of HIR, be mailed to Hayden IR, 17255 N. 82nd Street, Suite 3, Scottsdale, AZ 85255.

XII.          MISCELLANEOUS

12.1        This Agreement may not be amended, except by a written instrument signed and delivered by each of the parties hereto.

12.2        This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, and all other agreements relating to the subject matter hereof are hereby superseded.

12.3         This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.  Signatures delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, shall be given the same legal force and effect as original signatures.

In Witness Whereof, the parties have executed this Consulting Agreement as of the day and year first above written.

AGREED:

Hayden IR		Valley Forge Composite Technologies, Inc.

By:	/s/ Brett Maas	By:	/s/ Louis Brothers
	Mr. Brett Maas, Partner		Mr. Louis Brothers, President & CEO